EXHIBIT 5.1

FULBRIGHT & JAWORSKI L.L.P.

1301 MCKINNEY, SUITE 5100

HOUSTON, TEXAS 77010-3095

TELEPHONE: (713) 651-5151

FAX: (713) 651-5246

March 30, 2012

Harvest Natural Resources, Inc.

1177 Enclave Parkway, Suite

Houston, Texas 77077

Ladies and Gentlemen:

We have acted as counsel to Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed issuance and sale by the Company of common stock of the Company, par value $.01 per share, having an aggregate gross sale price of up to $75,000,000 (the “Stock”). The Stock is to be issued pursuant to the registration statement on Form S-3 (Registration No. 333-162858) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Company on November 4, 2009, including the base prospectus contained therein, and the prospectus supplement (the “Prospectus Supplement”) filed with the Commission on March 30, 2012 relating to the offering of the Stock.

As counsel to the Company, we have examined such corporate records, certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we consider appropriate. We have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine and each individual who signed any of those documents had legal capacity and authority to do so; and (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents and all documents examined by us are duly authorized, executed and delivered by the parties thereto. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company. Without limiting the foregoing, we have examined the Equity Distribution Agreement (the “Distribution Agreement”), dated March 30, 2012 between the Company and Knight Capital Americas, L.P. (the “Agent”).

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that the Stock has been duly authorized and, when delivered to and paid for by the Agent pursuant to the Distribution Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware, and the applicable provisions of the Delaware constitution and reported decisions concerning such laws, the laws of the State of Texas and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K that will be incorporate by reference into the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.